Exhibit 10.1

EXECUTION VERSION

WELLS FARGO BANK, NATIONAL ASSOCIATION 601 W 1st Ave, 8th Floor Spokane, WA 99201		JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179

WF INVESTMENT HOLDINGS, LLC WELLS FARGO SECURITIES, LLC 550 California Street, 12th floor San Francisco, CA 94104

ING BANK N.V., DUBLIN BRANCH Level 6, Block 4,	BNP PARIBAS 787 Seventh Avenue New York, NY 10019	U.S. BANK NATIONAL ASSOCIATION 214 North Tryon Street,
Dundrum Town Centre,		Charlotte, NC 28202-1078
Sandyford Road,	BANK OF THE WEST
Dundrum,	Seattle National Banking Office
Dublin 16, D16 A4W6, Ireland	701 Pike Street, Suite 2250
Seattle, WA 98101

October 3, 2017

Itron, Inc.

2111 North Molter Road

Liberty Lake, Washington 99019

Attention: Joan Hooper, Senior Vice President and Chief Financial Officer

Re:	Project Snowbird Amended and Restated Commitment Letter
$1,102.5 Million Senior Secured Credit Facilities
$350.0 Million Senior Bridge Facility

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), WF Investment Holdings, LLC (“WF Investments”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), JPMorgan Chase Bank, N.A., ING Bank N.V., Dublin Branch, BNP Paribas, Bank of the West and U.S. Bank National Association (collectively, the “Commitment Parties” or “we” or “us”) that Itron, Inc., a Washington corporation (the “Borrower” or “you”) seeks financing to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meanings assigned to them in the Term Sheets (as defined below) or the Existing Credit Agreement, as applicable). As part of the Transactions, you have advised us that you intend to amend, amend and restate, replace or otherwise modify the Existing Credit Agreement to permit the Acquisition, the Term Loan B Facility, the issuance of the Notes and/or the borrowings under the Bridge Facility and to make certain other amendments to the Existing Credit Agreement as described in the Senior Secured Credit Facilities Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Bank Term Sheet”) (such amendments, collectively, the “Amendments”). This letter amends and restates in its entirety that certain commitment letter (the “Original Commitment Letter”), dated as of September 17, 2017 (the “Original Signing Date”), among Wells Fargo Bank, WF Investments, Wells Fargo Securities and you. This amended and restated

letter, including the Bank Term Sheet, the Senior Unsecured Bridge Facility Summary of Proposed Terms and Conditions attached hereto as Annex B (the “Bridge Term Sheet”, and together with the Bank Term Sheet, the “Term Sheets”) and the Conditions Annex attached hereto as Annex C (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”.

1. Commitments. Upon the terms and subject to the conditions set forth in this Commitment Letter (including, for the avoidance of doubt, the Conditions Annex) and the Amended and Restated Arranger Fee Letter dated the date hereof among the Commitment Parties and you (the “Arranger Fee Letter”) and the Administrative Agent Fee Letter dated the date hereof among Wells Fargo Bank, WF Investments, Wells Fargo Securities and you (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter, the “Fee Letters”):

(a) Each of Wells Fargo Bank, JPMorgan Chase Bank, N.A., ING Bank N.V., Dublin Branch, BNP Paribas and U.S. Bank National Association is pleased to advise you of its several, but not joint, commitment to provide to the Borrower the principal amount of the Term Loan B Facility set forth opposite its name on Schedule A hereto (collectively, the “Term Loan B Facility Commitment”);

(b) Each of Wells Fargo Bank, JPMorgan Chase Bank, N.A., ING Bank N.V., Dublin Branch, BNP Paribas, Bank of the West and U.S. Bank National Association is pleased to advise you of (i) its several, but not joint, commitment to provide a new five-year term loan A facility (the “New Term Loan A Facility”) and a new 5-year revolving credit facility (the “New Revolving Facility” and, together with the New Term Loan A Facility, the “New Facilities”; the New Facilities, together with the Term Loan B Facility, the “Senior Credit Facilities”) in the aggregate principal amount set forth opposite its name on Schedule B hereto, which shall be allocated between the New Revolving Facility and the New Term Loan A Facility in amounts to be agreed (collectively, the “New Commitments”) on terms set forth on the Bank Term Sheet and substantially similar to the Existing Credit Agreement as amended to include the Amendments and the Term Loan B Facility, which loans and commitments under the New Facilities will be used on the Acquisition Closing Date to refinance the Term Loan A Facility and the commitments in respect of the Revolving Credit Facility and all the loans outstanding on the Acquisition Closing Date under the Revolving Credit Facility, and (ii) its agreement to use commercially reasonable efforts to form a syndicate of financial institutions reasonably acceptable to you that will participate in the New Facilities. The Borrower hereby acknowledges that the Backstop Commitments (as defined in the Original Commitment Letter) are hereby reduced to zero; and

(c) Each of WF Investments, JPMorgan Chase Bank, N.A, ING Bank N.V., Dublin Branch, BNP Paribas and U.S. Bank National Association is pleased to advise you of its several, but not joint commitment to provide to the Borrower the aggregate principal amount of the Bridge Facility set forth opposite its name on Schedule C hereto (collectively, the “Bridge Commitment” and, together with the Term Loan B Facility Commitment and the New Commitments, the “Commitments”). The Bridge Facility together with the Senior Credit Facilities shall be known collectively as the “Facilities” and each individually as a “Facility”.

Each of Wells Fargo Bank, WF Investments, JPMorgan Chase Bank, N.A., ING Bank N.V., Dublin Branch, BNP Paribas, Bank of the West and U.S. Bank National Association are referred to herein collectively as the “Initial Lenders” and each individually as an “Initial Lender”, with each of Wells Fargo Bank, JPMorgan Chase Bank, N.A., ING Bank N.V., Dublin Branch, BNP Paribas, Bank of the West and U.S. Bank National Association, in its capacity as a Lender under the Senior Credit Facilities, being herein called the “Initial Bank Lenders” and each of WF Investments, JPMorgan Chase Bank, N.A, ING Bank N.V., Dublin Branch, BNP Paribas and U.S. Bank National Association, in its capacity as a Lender under the Bridge Facility, being herein called the “Initial Bridge Lenders”.

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2. Titles and Roles. Each of Wells Fargo Securities and JPMorgan Chase Bank, N.A. acting alone or through or with affiliates selected by them, will act as the joint bookrunners and joint lead arrangers (in such capacities, the “Lead Arrangers” and each, a “Lead Arranger”) in arranging and syndicating the Facilities. Each of ING Bank N.V., Dublin Branch, BNP Paribas, Bank of the West and U.S. Bank National Association, acting alone or through or with affiliates selected by them, will act as co-documentation agents. Wells Fargo Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Bank Administrative Agent”) for the Senior Credit Facilities. WF Investments (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Bridge Administrative Agent”) for the Bridge Facility. JPMorgan Chase Bank, N.A. (or an affiliate selected by it) will act as the Syndication Agent. No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters) unless you and Wells Fargo shall agree in writing; provided that no such additional person having the same role as any Commitment Party shall receive compensation greater than such Commitment Party. It is understood and agreed that Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Facilities and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Facilities.

3. Conditions to Commitment. The Commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Term Sheets under the heading “Conditions to All Extensions of Credit” and in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letters or the Financing Documentation (as defined in the Conditions Annex) or any other letter agreement or other undertaking concerning the Facilities or the financing of the Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Acquisition Closing Date shall be (i) such of the representations made by the Acquired Company or its subsidiaries or affiliates or with respect to the Acquired Company, its subsidiaries or its business in the Acquisition Agreement as are material to the interests of the Lenders in their capacities as such (the “Specified Acquisition Agreement Representations”), but only to the extent that you or your affiliates have the right to terminate your or their respective obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Facilities on the Acquisition Closing Date if the conditions set forth in or referred to in this Commitment Letter are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Bank Term Sheet) (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code and (y) the delivery of certificates evidencing the equity securities required to be pledged pursuant to the Term Sheets) is not or cannot be perfected on the Acquisition Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Facilities on the Acquisition Closing Date, but instead shall be required to be perfected within 90 days after the Acquisition Closing Date (subject to extensions by the Bank Administrative Agent and the Bridge Administrative Agent acting reasonably), unless a later date is specified in the applicable Term Sheet. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Financing Documentation relating to corporate existence of the Credit Parties and good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Financing Documentation; no conflicts with or consents under the Credit Parties’

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organizational documents; no breach or violation of material agreements; solvency as of the Acquisition Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (as determined pursuant to Annex D hereto); use of proceeds; Federal Reserve margin regulations; the Investment Company Act; compliance with applicable sanctions and anti-corruption laws (including the PATRIOT Act, OFAC and FCPA); and creation, validity and, subject to the parenthetical in the immediately preceding sentence, perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4. Syndication.

(a) The Lead Arrangers intend and reserve the right, both prior to and after the Bank Closing Date, to secure commitments for the Facilities from a syndicate of banks, financial institutions and other entities identified by the Lead Arrangers upon consultation with you (such banks, financial institutions and other entities committing to the Senior Credit Facilities, including Wells Fargo Bank, the “Bank Lenders”; such financial institutions and other entities committing to the Bridge Facility, including WF Investments, the “Bridge Lenders”; and the Bridge Lenders, together with the Bank Lenders, the “Lenders”)) upon the terms and subject to the conditions set forth in this Commitment Letter. Until the earlier of (i) the date that a Successful Syndication (as defined in the Fee Letters) is achieved and (ii) the date that is 90 days following the Bank Closing Date (the earlier of (i) and (ii), the “Syndication Date”), you agree to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to, assist the Lead Arrangers actively in achieving a syndication of the Facilities that is satisfactory to us and you. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company and its representatives and advisors to, (i) provide promptly to the Commitment Parties and the other prospective Lenders upon request all information reasonably deemed necessary by the Lead Arrangers to assist the Lead Arrangers and each prospective Lender in their evaluation of the Transactions and to complete the syndication (including, without limitation, projections prepared by your management of balance sheets, income statements and cash flow statements of you and your subsidiaries for such periods after the Bank Closing Date and during the term of the Facilities as are requested by the Lead Arrangers), (ii) make your senior management and (to the extent reasonable and practical) appropriate members of management of the Acquired Company available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with one or more of the Lead Arrangers, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of one or more confidential information memoranda and other marketing materials in form and substance reasonably satisfactory to the Lead Arrangers to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from the existing lending relationships of the Borrower and, to the extent consistent with the terms of the Acquisition Agreement, the Acquired Company, (vi) use commercially reasonable efforts to obtain, at the Borrower’s expense, (A) a current public corporate credit rating from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”), (B) a current public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) and (C) a current public rating with respect to each of the Facilities and the Notes from each of S&P and Moody’s, in each case, at least 30 days prior to the Bank Closing Date (and in any event prior to the launch of general syndication of the Term Loan B Facility) and to participate actively in the process of securing such ratings, including having your senior management and (to the extent reasonable and practical) appropriate members of management of the Acquired Company meet with such rating agencies and (vii) ensure (and, to the extent consistent with the terms of the Acquisition Agreement, using your commercially reasonable efforts to cause the Acquired Company to ensure) that prior to the later of the Bank Closing Date and the Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on

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behalf of you or your subsidiaries or the Acquired Company and its subsidiaries, being offered, placed or arranged (other than the Facilities and the Notes) without the written consent of the Lead Arrangers, unless such issuance, offering, placement, arrangement or syndication could not reasonably be expected, in the reasonable discretion of the Lead Arrangers, to materially impair the syndication of the Facilities (it being understood that indebtedness incurred in the ordinary course of business of the Borrower, the Acquired Company and their respective subsidiaries (to the extent consistent with the terms of the Acquisition Agreement) for capital expenditures and working capital purposes will not materially impair the syndication of the Facilities).

(b) The Lead Arrangers and/or one or more of their affiliates will exclusively manage all aspects of the syndication of the Facilities (in consultation with you and consistent with the terms of this Commitment Letter), including decisions as to the selection and number of prospective Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arrangers will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Notwithstanding the Lead Arrangers’ rights to syndicate the Facilities and receive commitments with respect thereto, unless otherwise agreed to by you, (i) no Initial Lender shall be relieved or released from its obligations hereunder (including its obligation to fund the Facilities on the Acquisition Closing Date) in connection with any syndication, assignment or participation in the Facilities, including its Commitments, until the initial funding under the Facilities has occurred on the Acquisition Closing Date (or, to the extent funded into escrow prior to the Acquisition Closing Date, the deposit of the proceeds of such Facilities into escrow), (ii) no assignment by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s Commitments until the initial funding of the Facilities (or, to the extent funded into escrow prior to the Acquisition Closing Date, the deposit of the proceeds of such Facilities into escrow) (except to the extent that Notes are issued and paid for in lieu of the Bridge Facility or a portion thereof) and (iii) unless you and we agree in writing, each Initial Lender will retain exclusive control over all rights and obligations with respect to its Commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Acquisition Closing Date has occurred. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities or the obtaining of any rating from S&P or Moody’s and in no event shall the successful completion of the syndication of the Facilities or the obtaining of such ratings constitute a condition to the availability of the Facilities on the Acquisition Closing Date.

5. Information.

(a) You represent, warrant and covenant that (i) all written information and written data (other than the Projections (as defined below), other forward-looking information and information of a general economic or industry specific nature) concerning the Borrower, the Acquired Company and their respective subsidiaries and the Transactions that has been or will be made available to the Commitment Parties or the prospective Lenders or any of their respective affiliates or representatives by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is and, in the case of Information made available after the date hereof, will be complete and correct in all material respects and (y) does not and, in the case of Information made available after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made and after giving effect to any supplements thereto, not misleading and (ii) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to any of the Commitment Parties or the prospective Lenders or any of their respective

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affiliates or representatives by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties or the prospective Lenders or any of their respective affiliates or representatives, it being understood that such Projections are not to be viewed as facts and that actual results may vary materially from the Projections and the can be no assurances that the results therein will be realized. You agree that if, at any time prior to the later of the Bank Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections (or use commercially reasonable efforts to supplement, in the case of Information or Projections related to the Acquired Company or its subsidiaries) so that such representations are correct in all respects under those circumstances. Solely as they relate to matters with respect to the Acquired Company and its subsidiaries, the foregoing representations, prior to the Acquisition Closing Date warranties and covenants are made to the best of your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, or any of your or their respective subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

(b) You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the prospective Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company or their respective subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such prospective Lenders, “Public Lenders”). At the request of a Lead Arranger, (A) you will assist, and cause your affiliates, advisors and, to the extent possible using commercially reasonable efforts, appropriate representatives of the Acquired Company to assist, the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, and (C) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”. Notwithstanding the foregoing (provided you have been given a reasonable opportunity to review such documents), you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) customary notifications of changes in the terms of the Facilities, (y) financial information regarding the Borrower and its subsidiaries (other than the Projections and other non-public financial information) and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Term Sheets and the Financing Documentation (as defined in the Conditions Annex). If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.

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(c) You hereby authorize the Lead Arrangers to download copies of the Borrower’s trademark logos from its website and post copies thereof on the SyndTrak site or similar workspace established by the Lead Arrangers to syndicate the Facilities and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Senior Credit Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld) that we may place after the closing of the Senior Credit Facilities in financial and other newspapers, journals, the World Wide Web, our home page or otherwise, in each case at our own expense describing the Lead Arrangers’ services to the Borrower hereunder.

6. Expenses. You agree to reimburse each of the Commitment Parties, from time to time on demand, for all reasonable out-of-pocket costs and expenses of the Commitment Parties, including, without limitation, reasonable legal fees and expenses, due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak, Markit ClearPar and communication costs, incurred in connection with the syndication and execution of the Facilities and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letters, the Financing Documentation (as defined in the Conditions Annex) and any security arrangements in connection therewith regardless of whether the Acquisition Closing Date occurs.

7. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letters on the terms and subject to the conditions set forth therein.

8. Indemnification. You agree to indemnify and hold harmless each of the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Financing Documentation (as defined in the Conditions Annex), the documentation for debt financing issued for the purpose of refinancing all or a portion of the Facilities (the “Permanent Financing”) and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Facilities, and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a material breach of the funding obligations of such Indemnified Party under this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among Indemnified Parties, other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Facilities and other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by

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you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letters, the Financing Documentation or any other element of the Transactions. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent not to be unreasonably withheld or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

9. Confidentiality.

(a) This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for (i) the disclosure of the Commitment Documents to your directors, officers, employees, accountants, attorneys and other professional advisors on a need-to-know basis who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) the disclosure of the Commitment Documents as otherwise required by law or compulsory legal process (in which case, you shall use commercially reasonable efforts, to the extent practical and permitted by law, to inform us promptly in advance thereof), (iii) the disclosure of the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Acquired Company on a need-to-know basis in connection with its consideration of the Acquisition (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us so long as no such redactions relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the financing contemplated by the Commitment Documents), (iv) the disclosure of this Commitment Letter, but not the Fee Letters, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (v) the disclosure of the Term Sheets to any ratings agency in connection with the Transactions.

(b) The Commitment Parties and their respective affiliates shall use all non-public information provided to it by or on behalf of you or your affiliates in the course of the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat all such information as confidential; provided that nothing herein shall prevent the Commitment Parties or their respective affiliates from disclosing any such information (i) to any Lenders or participants or prospective Lenders or prospective participants (provided that any such disclosure shall be made subject to the acknowledgment and acceptance by such Lender or participant or prospective Lender or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Commitment Parties or customary market standard for dissemination of such type of information), (ii) pursuant to the order of any court or administrative agency or in any judicial or administrative proceeding or as otherwise required by law or compulsory legal process (in which case the applicable Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent practicable and permitted by law), (iii) upon the request or demand of any regulatory

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authority having jurisdiction over any of the Commitment Parties (in which case the applicable Commitment Party shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and permitted by law), (iv) to our respective affiliates involved in the Transactions and their and their affiliates’ respective directors, officers, employees, accountants, attorneys, agents and other professional advisors (collectively, “Representatives”) on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to ratings agencies in connection with the Transactions, (vi) to the extent that such information is independently developed by the Commitment Parties, so long as the Commitment Parties have not otherwise breached their confidentiality obligations hereunder and have not developed such information based on information received from a third party that to their knowledge has breached confidentiality obligations owing to you, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by us in breach of this provision, (viii) to the extent that such information is received by a Commitment Party or an affiliate of a Commitment Party from a third party that is not to its knowledge subject to confidentiality obligations to you or your affiliates, (ix) for purposes of establishing a “due diligence” defense, (x) in connection with the exercise of any remedies hereunder, any action or proceeding relating to the Commitment Documents or the enforcement of rights thereunder or (xi) with your prior written consent. The provisions of this paragraph with respect to the Commitment Parties and their respective affiliates shall automatically terminate on the earlier of (x) one year following the date of this Commitment Letter and (y) the execution of the definitive documentation for the Senior Credit Facilities (in which case, the confidentiality provisions in the definitive documentation shall supersede the provisions of this paragraph). The terms of this paragraph shall supersede all prior confidentiality or non-disclosure agreements and understandings between you and the Commitment Parties relating to the Transactions.

(c) The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Facilities in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Bank Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you or the Acquired Company or your or their respective representatives relating to the Facilities or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

10. PATRIOT Act and BRRD Notification.

(a) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other prospective Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the prospective Lenders.

(b) Notwithstanding any other term of this Commitment Letter, the Borrower acknowledges, accepts, and agrees to be bound by (a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any liability of the Commitment Parties to the Borrower under this Commitment Letter, to the extent such liability is unsecured (each a “BRRD Liability”), that

9

(without limitation) may include and result in one or more of the following: (i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon, (ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Commitment Parties or another person (and the issue to or conferral on the Borrower of such shares, securities or obligations), (iii) the cancellation of the BRRD Liability or (iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period, and (b) the variation of the terms of this Commitment Letter, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority. For purposes of this paragraph, “Bail-in Legislation” means, in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; “Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation; “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com; and “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to any of the Commitment Parties.

11. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Acquired Company or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Commitment Parties and their affiliates (the term “Commitment Parties” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Acquired Company or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Acquired Company or its affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the

10

Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

12. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and the Commitments of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time) on October 3, 2017 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the applicable Fee Letters shall have been delivered to the Lead Arrangers by such time to the attention of Scott Joyce, Wells Fargo Securities, LLC, 550 S. Tryon Street, 6th floor, Charlotte, NC 28202 (or by electronic (pdf) transmission to scott.joyce@wellsfargo.com).

(b) In the event this Commitment Letter is accepted by you as provided above, the commitments and agreements of the Commitment Parties and the undertakings of the Lead Arrangers set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Senior Credit Facilities), (ii) the valid termination of the Acquisition Agreement in accordance with its terms and (iii) 5:00 p.m. (Eastern Time) on the date that is six months after the date of the Acquisition Agreement (the date in this prong (iii), the “End Date”); provided, however, that if the Termination Date under, and as defined in, the Acquisition Agreement is extended pursuant to the terms thereof, then the End Date shall automatically be extended to the date that is nine months after the date of the Acquisition Agreement. For the avoidance of doubt, in the event the Term Loan B Facility is funded into escrow as provided in the Arranger Fee Letter, each of Wells Fargo Bank, JPMorgan Chase Bank, N.A., ING Bank N.V., Dublin Branch, BNP Paribas and U.S. Bank National Association’s Term Loan B Facility Commitment will be immediately reduced to zero without further action or notice.

13. Survival. The sections of this Commitment Letter and the Fee Letters relating to “Expenses”, “Indemnification”, “Confidentiality”, “Other Services”, “Survival”, “Governing Law” and “Miscellaneous” shall survive any termination or expiration of this Commitment Letter, the Commitments of the Commitment Parties or the undertakings of the Lead Arrangers set forth herein (regardless of whether definitive Financing Documentation (as defined in the Conditions Annex) is executed and delivered), and the sections relating to “Syndication” and “Information” shall survive until the completion of the syndication of the Facilities; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to “Syndication”, “Information”, “Confidentiality”, “Other Services”, “Survival” and “Governing Law”) shall be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

14. Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTERS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE

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TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND (Y) WHETHER A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letters or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

15. Miscellaneous. This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof (including, for the avoidance of doubt, the Original Commitment Letter and the Fee Letter, dated as of the Original Signing Date, among Wells Fargo Bank, WF Investments, Wells Fargo Securities and you, relating to the Facilities). No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letters. This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties party hereto and thereto, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letters are not intended to benefit or create any rights in favor of any person other than the parties hereto and thereto, the prospective Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto or thereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties, and shall remain in full force and effect and not be superseded by any other documentation unless such other documentation is signed by each of the parties hereto and thereto and expressly states that this Commitment Letter is superseded thereby.

By signing this Commitment Letter, each of the parties hereto hereby acknowledges and agrees that (a) each of the Commitment Parties, as applicable, is offering to provide the Senior Credit Facilities separate and apart from their offer to provide the Bridge Facility and (b) each of the Commitment Parties, as applicable, is offering to provide the Bridge Facility separate and apart from such Commitment Parties’ offer to provide the Senior Credit Facilities.

[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to Wells Fargo Securities, together with executed counterparts of the Fee Letters, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Robert C. Cherry
Name: Robert C. Cherry
Title: S.V.P

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Scott Yarbrough
Name: Scott Yarbrough
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Greg Fisher
Name: Greg Fisher
Title: Vice President

Project Snowbird

Amended and Restated Commitment Letter

Signature Page

JPMORGAN CHASE BANK, N.A.

By:	/s/ Edward F. Millet
Name: Edward F. Millet
Title: Managing Director

Project Snowbird

Amended and Restated Commitment Letter

Signature Page

ING BANK N.V., DUBLIN BRANCH

By:	/s/ Pádraig Matthews
Name: Pádraig Matthews
Title: Director

By:	/s/ Ciaran Dunne
Name: Ciaran Dunne
Title: Director

Project Snowbird

Amended and Restated Commitment Letter

Signature Page

BNP PARIBAS

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Ade Adedeji
Name: Ade Adedeji
Title:Vice President

Project Snowbird

Amended and Restated Commitment Letter

Signature Page

BANK OF THE WEST

By:	/s/ Scott J. Bell
Name: Scott J. Bell
Title: Managing Director & Area Manager

Project Snowbird

Amended and Restated Commitment Letter

Signature Page

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kurban H. Merchant
Name: Kurban H. Merchant
Title: Vice President

Project Snowbird

Amended and Restated Commitment Letter

Signature Page

Agreed to and accepted as of the date first above written:

ITRON, INC.

By:	/s/ R H A Farrow
Name: R H A Farrow
Title: Vice President Treasury and Strategic Planning

Project Snowbird

Amended and Restated Commitment Letter

Signature Page

Schedule A

Commitment Party	Term Loan B Facility Commitment
Wells Fargo Bank	$300,000,000.00
JPMorgan Chase Bank, N.A.	$40,000,000.00
ING Bank N.V., Dublin Branch	$20,000,000.00
BNP Paribas	$20,000,000.00
U.S. Bank National Association	$20,000,000.00

Total	$400,000,000.00

Schedule B

Commitment Party	New Commitment
Wells Fargo Bank	$175,000,000.00
JPMorgan Chase Bank, N.A.	$175,000,000.00
ING Bank N.V., Dublin Branch	$125,000,000.00
BNP Paribas	$75,000,000.00
Bank of the West	$50,000,000.00
U.S. Bank National Association	$125,000,000.00

Total	$725,000,000.00

Schedule C

Commitment Party	Bridge Commitment
WF Investments	$262,500,000.00
JPMorgan Chase Bank, N.A.	$35,000,000.00
ING Bank N.V., Dublin Branch	$17,500,000.00
BNP Paribas	$17,500,000.00
U.S. Bank National Association	$17,500,000.00

Total	$350,000,000.00

EXECUTION VERSION

ANNEX A

$1,102.5 MILLION

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached.

Transaction:	The Borrower intends to acquire (the “Acquisition”) all of the equity interests of Silver Spring Networks, Inc., a Delaware corporation (the “Acquired Company”), pursuant to the Agreement and Plan of Merger dated as of September 17, 2017 (the “Original Signing Date”), by the Acquired Company and the Borrower and the other parties thereto in connection with the Acquisition (together with all exhibits and schedules thereto, the “Acquisition Agreement”). In connection with the Acquisition, the Borrower will (a) either (i) issue $350.0 million aggregate principal amount of senior unsecured notes (the “Notes”) or (ii) to the extent the full amount of the Notes cannot be placed on or prior to the Acquisition Closing Date (as defined below), borrow up to $350.0 million of senior unsecured loans under the Bridge Facility (as defined in Annex B), (b) incur the Term Loan B Facility (as defined below) in an aggregate principal amount of $400.0 million, (c) refinance (which may take the form of an amendment and restatement) the Amended and Restated Credit Agreement dated as of June 23, 2015 (as amended on June 13, 2016 and as further amended or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) among the Borrower, the Foreign Borrowers from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent, to permit the Acquisition, the Term Loan B Facility, the issuance of the Notes and/or the borrowings under the Bridge Facility and the other items reflected in this term sheet or otherwise agreed between the Borrower and the Lead Arrangers (as defined below) (the “Existing Credit Agreement Refinancing”) and (d) use the proceeds of the Term Loan B Facility, together with the proceeds of the Notes and/or the Bridge Facility and the proceeds of up to $50.0 million (or such other amount as set forth under “Availability” below) of loans under the Revolving Credit Facility, to (i) pay the purchase price of the Acquisition and (ii) pay fees and expenses incurred in connection with the Transactions (as defined below). The Acquisition and other transactions described in this paragraph are collectively referred to as the “Transactions”. The date on which the Acquisition is consummated (with the proceeds of the initial funding under any of the Facilities) is referred to as the “Acquisition Closing Date”.

Borrowers:	Itron, Inc., a Washington corporation (the “Borrower”). It is understood that the entities listed on Schedule II hereto and other foreign subsidiaries of the Borrower may be designated as borrowers (collectively, the “Foreign Borrowers”) under a multicurrency sub-facility (the “Foreign Sub-Facility”) of the Revolving Credit Facility on terms substantially consistent with the Existing Credit Agreement, except as otherwise set forth herein (and, in each case, including with respect to the entities listed on Schedule II hereto that are not borrowers under the Existing Credit Agreement, subject to confirmation that no adverse tax or registration requirements will result therefrom).

Joint Lead Arrangers and Joint Bookrunners:	Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A. will act as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”).

Lenders:	Wells Fargo Bank, National Association (“Wells Fargo Bank”), JPMorgan Chase Bank, N.A., ING Bank N.V., Dublin Branch, BNP Paribas, Bank of the West, U.S. Bank National Association and a syndicate of financial institutions and other entities (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent and Swingline Lender:	Wells Fargo Bank (in such capacity, the “Administrative Agent” or the “Swingline Lender”, as the case may be).

Syndication Agent:	JPMorgan Chase Bank, N.A.

Co-Documentation Agents:	ING Bank N.V., Dublin Branch, BNP Paribas, Bank of the West and US Bank National Association will act as co-documentation agents.

Issuing Banks:	Wells Fargo Bank and other Lenders under the Revolving Credit Facility as set forth in the Existing Credit Agreement (in such capacity, the “Issuing Banks”).

Multicurrency Issuing Banks:	Wells Fargo Bank and such other Lenders as determined by the Administrative Agent and the Borrower and which agree to be a Multicurrency Issuing Bank (in such capacity, the “Multicurrency Issuing Banks”).

Multicurrency Swingline Lenders:	As set forth in the Existing Credit Agreement and each other Lender as determined by the Administrative Agent and the Borrower and which agrees to be a Multicurrency Swingline Lender (in such capacity, the “Multicurrency Swingline Lenders”).

Senior Credit Facilities:	Senior secured credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of up to $1,102.5 million, such Senior Credit Facilities to consist of:

(a)

Multicurrency Revolving Credit Facility. A multicurrency revolving credit facility in an aggregate principal amount of up to $500.0 million (the “Revolving Credit Facility”). Up to $300.0 million of the Revolving Credit Facility will be available for standby letters of credit (each, a “Letter of Credit”) and may be drawn by the Borrower in United States dollars or, with respect to the Foreign Sub-Facility, solely by the Foreign

Annex A – Bank Term Sheet

Borrowers, in Euros, pounds sterling, United States dollars and other currencies approved by one or more of the Multicurrency Issuing Banks, and up to $50.0 million of the Revolving Credit Facility will be available for swingline loans (each, a “Swingline Loan”), each on customary terms and conditions substantially consistent with the Existing Credit Agreement. Letters of Credit will be issued by the Issuing Banks or the Multicurrency Issuing Banks, as applicable (provided that the letter of credit commitments will be allocated among each Issuing Bank and each Multicurrency Issuing Bank in a manner to be agreed), and Swingline Loans will, at the sole discretion of the Swingline Lender or the Multicurrency Swingline Lenders, as applicable, be made available by the Swingline Lender or the Multicurrency Swingline Lenders, as applicable, and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. Letters of Credit and Swingline Loans will be made available in Euros, pounds sterling, United States dollars and readily available currencies to be determined.

(b)	Term Loan A Facility. A term loan facility in an aggregate principal amount of up to $202.5 million (the “Term Loan A Facility”).

(c)	Term Loan B Facility. A term loan facility in an aggregate principal amount of up to $400.0 million (the “Term Loan B Facility” and, together with the Term Loan A Facility, the “Term Loan Facilities”).

Use of Proceeds:	The proceeds of the Term Loan Facilities will be used, together with the proceeds of the Bridge Facility and/or the Notes and the proceeds of up to $50.0 million (or such other amount as set forth under “Availability” below) of loans under the Revolving Credit Facility, as applicable, to finance (a) the consummation of the Acquisition, (b) the Existing Credit Agreement Refinancing and (c) the payment of fees and expenses incurred in connection with the Transactions.

The Revolving Credit Facility will also be used for ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries, including, without limitation, to fund permitted acquisitions and permitted restricted payments.

Bank Closing Date:	The date of the initial funding under the Senior Credit Facilities (regardless of whether the proceeds are required to be funded into escrow as provided in the Fee Letters or are provided directly to the Borrower on the Acquisition Closing Date) (the “Bank Closing Date”).

Availability:	The Revolving Credit Facility will be available on a revolving basis from and after the Acquisition Closing Date until the date set forth under “Final Maturity” below; provided that no more than $50.0 million (or such greater amount to be determined and acceptable to Wells Fargo Securities, LLC based on the cash position of the Borrower on the Acquisition Closing Date) is used to finance the Transactions.

Annex A – Bank Term Sheet

The Term Loan A Facility will be available only in a single draw of the full amount of the Term Loan A Facility on the Bank Closing Date.

The Term Loan B Facility will be available only in a single draw of the full amount of the Term Loan B Facility on the Bank Closing Date.

Incremental Term Loans / Revolving Facility Increase:

After the Acquisition Closing Date, the Borrower will be entitled to incur (a) additional term loans under a new term facility that will be included in the Senior Credit Facilities (each, an “Incremental Term Loan”), (b) increases in the Revolving Credit Facility (with a like increase in the commitment under the Foreign Sub-Facility) (each, a “Revolving Facility Increase”) and/or (c) additional tranches of revolving commitments to be included in the Senior Credit Facilities (each an “Incremental Revolving Facility”), in an aggregate principal amount for all such Incremental Term Loans, Revolving Facility Increases and Incremental Revolving Facilities of up to (i) $300.0 million, plus (ii) an unlimited amount, so long as, on a pro forma basis, the Secured Net Leverage Ratio (as defined in the Existing Credit Agreement) does not exceed 2.75:1.00 (provided that (x) the full amount of any Revolving Facility Increase or Incremental Revolving Facilities will be deemed to be drawn, and all Incremental Term Loans and Incremental Revolving Facilities will be deemed to be secured, in determining such Secured Net Leverage Ratio, and (y) no proceeds of any such Incremental Term Loans or borrowings under any such Revolving Facility Increase or Incremental Revolving Facility may be netted as unrestricted cash and cash equivalents on hand from indebtedness in determining such Secured Net Leverage Ratio); provided that (i) no default or event of default exists immediately prior to or after giving effect thereto, (ii) after giving effect to any proposed Incremental Term Loans, any Revolving Facility Increase, and/or Incremental Revolving Facility, the Borrower is in pro forma compliance with the Financial Covenants (as defined below) (provided that (x) the full amount of any Revolving Facility Increase or Incremental Revolving Facilities will be deemed to be drawn in determining the Total Net Leverage Ratio (as defined in the Existing Credit Agreement), and (y) no proceeds of any such Incremental Term Loans or borrowings under any such Revolving Facility Increase or Incremental Revolving Facility may be netted as unrestricted cash and cash equivalents on hand from indebtedness in determining such Total Net Leverage Ratio), (iii) the weighted average life to maturity and final maturity date of any Incremental Term Loans (x) that are “tranche A loans” shall be no less than, or earlier than, as the case may be, the weighted average life to maturity and final maturity date of any then-existing term loans under the Term Loan A Facility or any previously issued Incremental Term Loans that are “tranche A loans” or (y) that are “tranche B loans” shall be no less than, or earlier than, as the case may be, the weighted average life to maturity and final maturity date of the

Annex A – Bank Term Sheet

then-existing term Loans under the Term Loan B Facility or any previously issued Incremental Term Loans that are “tranche B loans” (except, in each case, by virtue of amortization of or prepayment of such term loans prior to such date of determination), (iv) the maturity date of any Incremental Revolving Facility shall be no earlier than the maturity date of the Revolving Credit Facility or any then-existing Incremental Revolving Facilities, (v) the interest rate margins and (subject to clause (iii)) amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder; provided that in the event that the interest rate margins for any Incremental Term Loan that is a “tranche B loan” (as determined by the Administrative Agent) that is incurred within 12 months after the Acquisition Closing Date is higher than the interest rate margins for the Term Loan B Facility or any then-existing Incremental Term Loan that is a “tranche B loan” (as determined by the Administrative Agent), by more than 50 basis points, then the interest rate margins for the Term Loan B Facility or the then-existing Incremental Term Loan that is a “tranche B loan”, as the case may be, shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Loan, as applicable, minus 50 basis points (such requirement set forth in this proviso, the “MFN”); provided, further, that in determining the interest rate margins applicable to such Incremental Term Loan or the Term Loan B Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID, with OID being equated to interest based on assumed four-year life to maturity) payable by the Borrower to the Lenders under such Incremental Term Loan or the Term Loan B Facility in the initial primary syndication thereof shall be included and the effect of any and all interest rate floors shall be included and (y) customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with such Incremental Term Loan or the Term Loan B Facility to one or more arrangers (or their affiliates) of the Incremental Term Loan or any of the Term Loan B Facility shall be excluded, (vi) the other terms and documentation in respect of any Incremental Term Loans or Incremental Revolving Facility, to the extent not consistent with any of the Term Loan Facilities or the Revolving Credit Facility, as applicable, will be reasonably satisfactory to the Administrative Agent and the Borrower and (vii) no Lender will be required or otherwise obligated to provide any such Incremental Term Loan, Revolving Facility Increase or Incremental Revolving Facility.

Notwithstanding the foregoing, in the case of any Incremental Term Loan the proceeds of which are used solely to finance a substantially concurrent permitted acquisition that is not conditioned upon obtaining of financing (each, a “Limited Condition Acquisition”) and the related transaction costs and expenses associated with such Limited Condition Acquisition, the Senior Credit Documentation (as defined below) shall provide, on terms and conditions to be agreed, that the foregoing conditions and any conditions to the consummation of such Limited

Annex A – Bank Term Sheet

Condition Acquisition shall, if agreed to by the Administrative Agent and the applicable lenders providing the applicable Incremental Term Loan, be subject to customary “certain funds” or “SunGard” limitations.

Incremental Term Loans, Revolving Facility Increases and Incremental Revolving Facilities will have the same Guarantees from the Guarantors and will be secured on a pari passu basis by the same Collateral as the other Senior Credit Facilities.

The proceeds of any Incremental Term Loans, Revolving Facility Increases and Incremental Revolving Facilities may be used for general corporate purposes of the Borrower and its subsidiaries including, without limitation, to fund permitted acquisitions and permitted restricted payments.

Documentation:	The documentation for the Senior Credit Facilities will be substantially consistent with the Existing Credit Agreement and the other Credit Documents (as defined in the Existing Credit Agreement), with such modifications to reflect the Transactions and customary market conditions as of the Bank Closing Date and include, among other items, a credit agreement, guarantees and appropriate pledge, security, mortgage and other collateral documents (collectively, the “Senior Credit Documentation”), all consistent with this term sheet.

Guarantors:

The obligations of the Borrower under the Senior Credit Facilities, under any hedging agreements entered into between any Credit Party (as defined below) and any counterparty that is the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement is executed and under any treasury management arrangements between any Credit Party and the Administrative Agent or a Lender (or any affiliate thereof) (collectively, the “U.S. Obligations”) will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or formed direct and indirect subsidiary of the Borrower other than subsidiaries (x) individually with assets and revenue not in excess of $25.0 million and (y) collectively with assets and revenue not in excess of $75.0 million (each a “Guarantor”; and such guarantee being referred to herein as a “Guarantee”); provided that Guarantees of the obligations of the Borrower (i) by foreign subsidiaries and (ii) by domestic subsidiaries substantially all of the assets of which consist of the equity interests of one or more foreign subsidiaries, in each case, will be required only to the extent such Guarantees would not have adverse federal income tax consequences for the Borrower or any of its subsidiaries (including by constituting an investment of earnings in United States property under Section 956 (or a successor provision) of the Internal Revenue Code or triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Internal Revenue Code without corresponding credits or other offsets). The obligations of any Foreign Borrower under the Senior Credit Facilities (the “Foreign Obligations” and together with the U.S. Obligations, the “Secured Obligations”) will be unconditionally guaranteed, on a joint and several

Annex A – Bank Term Sheet

basis, (1) by the Borrower and each other Guarantor and (2) by any foreign subsidiary of the Borrower that is the direct or indirect parent of such Foreign Borrower; provided that each Foreign Borrower that is not a subsidiary of Itron Metering Solutions Luxembourg SARL (“Itron Metering Lux”) and Itron Luxembourg SARL (“Itron Lux”) shall be required to provide foreign subsidiary guarantees as mutually determined. All Guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors, excluding any Foreign Borrower and any foreign subsidiary which is a Guarantor solely with respect to the Foreign Sub-Facility and any other foreign obligations, are herein referred to as the “Credit Parties” and, individually, as a “Credit Party”.

Security:	There will be granted to the Administrative Agent, for the benefit of itself, the Lenders, any counterparty to any hedging agreement that is the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement is executed and the Administrative Agent or any Lender (or any affiliate thereof) with treasury management arrangements with any Credit Party, valid and perfected first priority (subject to certain customary exceptions substantially consistent with the Existing Credit Agreement and satisfactory to the Administrative Agent and set forth in the Senior Credit Documentation) security interests in and liens on all of the following (collectively, the “Collateral”):

(a)	All present and future capital stock or other membership or partnership equity ownership or profit interests (collectively, “Equity Interests”) owned or held of record or beneficially by each of the Credit Parties, limited to 66% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of any Credit Party (to the extent, and for so long as, the pledge of any greater percentage could reasonably be expected to have adverse federal income tax consequences for the Borrower or any of its subsidiaries);

(b)	Substantially all of the tangible and intangible personal property and assets of the Credit Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash) (it being understood that existing real property shall not be included in the Collateral; provided that the Borrower and its subsidiaries shall be prohibited from granting a mortgage on existing real property other than with respect to the Senior Credit Facilities); and

(c)	All products, profits, rents and proceeds of the foregoing, in each case subject to certain customary exceptions.

Annex A – Bank Term Sheet

All such security interests in personal property and all liens on real property will be created pursuant to, and will comply with, Senior Credit Documentation reasonably satisfactory to the Administrative Agent. Subject to the Limited Conditionality Provision, on the Acquisition Closing Date, such security interests will have become perfected (or arrangements for the perfection thereof reasonably satisfactory to the Administrative Agent will have been made). Notwithstanding the foregoing, assets will be excluded from the Collateral in circumstances where the Administrative Agent and the Borrower agree the cost of obtaining a security interest in such assets are excessive in relation to the value afforded thereby, or if the granting of a security interest in such asset would be prohibited by contract in effect at the time such asset is acquired (other than any contract entered into for the purpose of avoiding such pledge) or applicable law unless such prohibition is not effective under applicable law.

Documentation with respect to the pledges by a Credit Party of Equity Interests of foreign subsidiaries will not include foreign pledge instruments, subject to exceptions substantially consistent with the Existing Credit Agreement for material first tier foreign subsidiaries.

Final Maturity:	The final maturity of the Revolving Credit Facility will occur on the fifth anniversary of the Bank Closing Date, and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

The final maturity of the Term Loan A Facility will occur on the fifth anniversary of the Bank Closing Date (the “Term Loan A Maturity Date”).

The final maturity of the Term Loan B Facility will occur on the seventh anniversary of the Bank Closing Date (the “Term Loan B Maturity Date”).

Annex A – Bank Term Sheet

Amortization:	The Term Loan A Facility will amortize in equal quarterly installments based on aggregate annual amounts set forth on the amortization table below, with the remainder due on the Term Loan A Maturity Date.

Year	Aggregate Annual Amortization (based on the percentage of the Term Loan A Facility on the Bank Closing Date)
1	5.0%
2	5.0%
3	7.5%
4	10.0%
5	10.0%

The Term Loan B Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan B Facility, with the remainder due on the Term Loan B Maturity Date.

Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facilities will be as specified in the Fee Letters and on Schedule I attached hereto.

Mandatory Prepayments:	Subject to the next paragraph, the Senior Credit Facilities will be required to be prepaid with:

(a)	100% of the net cash proceeds of the issuance or incurrence of debt by the Borrower or any of its subsidiaries, to the extent such issuance or incurrence of debt is prohibited by the Senior Credit Documentation;

(b)	100% of the net cash proceeds of all asset sales in excess of $25.0 million per fiscal year and insurance and condemnation recoveries, subject to baskets, reinvestment provisions and other exceptions to be mutually agreed upon (it being agreed that “Asset Sale” will be defined in the Senior Credit Documentation to exclude any transaction or series of transactions involving property with a fair market value of less than $10.0 million);

(c)	100% of the net cash proceeds of any asset sale that would otherwise require the Borrower or any of its subsidiaries to make an offer to purchase any unsecured debt securities; and

(d)

Solely in the case of Loans under the Term Loan B Facility, 50% of Excess Cash Flow (to be defined in the Senior Credit Documentation) for each fiscal year of the Borrower, with reductions to (i) 25% of Excess Cash Flow based upon

Annex A – Bank Term Sheet

achievement and maintenance of a Total Net Leverage Ratio (as defined in the Existing Credit Agreement) of less than 3.50:1.00 but greater than or equal to 3.00:1.00 and (ii) 0% of Excess Cash Flow based upon achievement and maintenance of a Total Net Leverage Ratio of less than 3.00:1.00.

Mandatory prepayments made pursuant to clauses (a), (b) and (c) above will be applied first, to prepay outstanding loans under the Term Loan Facilities and any Incremental Term Loans on a pro rata basis and second, to prepay outstanding loans under the Revolving Credit Facility with no permanent reduction in the commitment under the Revolving Credit Facility. Mandatory prepayments made pursuant to clause (d) above will be applied solely to prepay outstanding loans under the Term Loan B Facility and any Incremental Term Loans that are “tranche B loans”. All such mandatory prepayments of the Term Loan Facilities and any Incremental Term Loans will be applied to the remaining scheduled amortization payments on a pro rata basis.

In the event the dollar equivalent of all amounts outstanding under the Revolving Credit Facility exceeds 105% of the amount of the commitments under the Revolving Credit Facility then in effect, the Borrower shall prepay outstanding loans under the Revolving Credit Facility in an amount such that, after giving effect to such prepayment, the dollar equivalent of all amounts outstanding under the Revolving Credit Facility does not exceed the amount of the commitments under the Revolving Credit Facility then in effect.

Notwithstanding the foregoing, any Lenders under the Term Loan B Facility and any Incremental Term Loans that are “tranche B loans” may, so long as there is a corresponding principal amount outstanding under the Term Loan A Facility, decline to accept any such prepayment, in which case the amount of such declined payment shall be applied to the prepayment of the Term Loan A Facility as set forth above.

Notwithstanding the foregoing, the net cash proceeds of the issuance or incurrence of debt by the Borrower shall be applied to prepay the Bridge Facility prior to any prepayment under the Senior Credit Facilities.

Optional Prepayments and Commitment Reductions:	Loans under the Senior Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples consistent with the Existing Credit Agreement, without premium or penalty (except LIBOR breakage costs and any premium described under the “Call Premium” section below). Any optional prepayment of the Term Loan Facilities or any Incremental Term Loan Facility will be applied as directed by the Borrower.

Call Premium:

If, on or prior to the date that is six months after the Acquisition Closing Date, a Repricing Transaction (as defined below) occurs, the Borrower will pay a premium (the “Call Premium”) in an amount equal to 1.0% of

Annex A – Bank Term Sheet

the principal amount of loans under the Term Loan B Facility subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a change of control).

As used herein, the term “Repricing Transaction” shall mean (a) any prepayment or repayment of loans under the Term Loan B Facility with the proceeds of, or any conversion of loans under the Term Loan B Facility into, any new or replacement bank indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and OID) less than the “effective yield” applicable to the loans under the Term Loan B Facility subject to such event (as such comparative yields are determined by the Administrative Agent) and (b) any repricing of the loans under the Term Loan B Facility (whether pursuant to an amendment, amendment and restatement, mandatory assignment or otherwise) which reduces the “effective yield” applicable to all or a portion of the loans under the Term Loan B Facility (it being understood that any prepayment premium with respect to a Repricing Transaction shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions).

Conditions to Closing and Initial Extensions of Credit:	The making of the initial extensions of credit under the Senior Credit Facilities will be subject to satisfaction of the conditions precedent set forth in the Conditions Annex.

Conditions to All Extensions of Credit:	Each extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Senior Credit Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date, (subject, in respect of any extension of credit on the Acquisition Closing Date (including any proceeds released from escrow on such date as provided in the Fee Letters), to the Limited Conditionality Provision) and (b) other than in connection with any funding on the Acquisition Closing Date relating to the Transactions, no default or event of default under the Senior Credit Facilities shall have occurred and be continuing or would result from such extension of credit, (c) in the case of any borrowing of a loan denominated in a currency other than United States dollars, the absence of any change that would make funding in such currency impracticable and (d) delivery of a customary borrowing notice.

Representations and Warranties:	To be substantially consistent with the Existing Credit Agreement, with such modifications to reflect the Transactions and customary market conditions as of the Bank Closing Date.

Annex A – Bank Term Sheet

Affirmative Covenants:	To be substantially consistent with the Existing Credit Agreement, with such modifications to reflect the Transactions and customary market conditions as of the Bank Closing Date, including, without limitation the use of commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and a public rating of the Term Loan B Facility by each S&P and Moody’s (but, for the avoidance of doubt, not a minimum rating).

Negative Covenants:	To be substantially consistent with the Existing Credit Agreement, with such modifications to reflect the Transactions and customary market conditions as of the Bank Closing Date (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions substantially consistent with the Existing Credit Agreement or otherwise to be mutually agreed).

Notwithstanding the foregoing, the Senior Credit Documentation shall contain provisions to allow the Borrower and its subsidiaries to, subject to customary limitations:

(a)	Consummate the Acquisition;

(b)	Issue the Notes and/or borrow amounts under the Bridge Facility in an aggregate principal amount not to exceed $350.0 million; and

(c)	Consummate additional acquisitions, so long as, on a pro forma basis after giving effect to such acquisition, the Total Net Leverage Ratio (as defined in the Existing Credit Agreement) is not greater than the level which is 0.25x inside the Maximum Total Net Leverage Ratio covenant then in effect.

Financial Covenants:	Solely in the case of the Revolving Credit Facility, any Incremental Revolving Facilities, the Term Loan A Facility and any Incremental Term Loans that are “tranche A loans”, the following financial covenants:

(a)	Maximum Total Net Leverage Ratio as of the last day of any fiscal quarter of 4.75 to 1.00 (with step-downs to 4.50 to 1.00, 4.25 to 1.00 and 4.00 to 1.00 to be agreed); and

(b)	Minimum Interest Coverage Ratio as of the last day of any fiscal quarter of 3.00 to 1.00.

The financial covenants above (the “Financial Covenants”) will apply to the Borrower and its subsidiaries on a consolidated basis, with definitions as substantially set forth in the Existing Credit Agreement with such modifications to reflect the Transactions.

Annex A – Bank Term Sheet

Events of Default:	Substantially consistent with the Existing Credit Agreement, including, without limitation, the following (with materiality thresholds, exceptions and grace periods substantially consistent with those set forth in the Existing Credit Agreement): non-payment of obligations; inaccuracy of representation or warranty; non-performance of covenants and obligations, provided that, in the event of a non-performance of the Financials Covenants, the Lenders under the Term Loan B Facility may only accelerate if the Lenders under the Term Loan A Facility or Revolving Credit Facility accelerate or terminate their commitments as a result of such breach; default on other material debt (including hedging agreements); change of control; bankruptcy or insolvency; impairment of security; ERISA; material judgments; and actual or asserted invalidity or unenforceability of any Senior Credit Documentation or liens securing obligations under the Senior Credit Documentation.

Defaulting Lender Provisions,

Yield Protection and Increased Costs:	Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for Letters of Credit or Swingline Loans in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender (to be defined in a manner substantially consistent with the Existing Credit Agreement), changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Replacement of Lenders:	Substantially consistent with the Existing Credit Agreement, the Borrower shall have the right to replace any Lender that (a) requests compensation with respect to certain contingencies, (b) refuses to consent to certain amendments or waivers of the Senior Credit Facilities which require the consent of such Lender and which have been approved by the Required Lenders (as defined below) or (c) becomes a Defaulting Lender.

Assignments and Participations:

(a)	Revolving Credit Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5.0 million.

(b)	Term Loan Facilities: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term Loan Facilities and any Incremental Term Loan in a minimum amount equal to $5.0 million.

(c)

Consents: The consent of the Borrower will be required for any assignment unless (i) an Event of Default has occurred and is continuing, (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (to be defined in a manner substantially consistent with the Existing Credit Agreement) or (iii) the assignment is made in connection with the primary

Annex A – Bank Term Sheet

syndication; provided that the Borrower shall be deemed to have consented to any such assignment if it has not responded within 5 business days. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility, to an entity that is not a Lender with a commitment in respect of the Revolving Credit Facility, an affiliate of any such Lender or an Approved Fund and (ii) in respect of the Term Loan Facilities, to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Banks, the Multicurrency Issuing Banks, the Swingline Lender and the Multicurrency Swingline Lenders will be required for any assignment under the Revolving Credit Facility. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

(d)	No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries. No assignments may be made to any Defaulting Lender.

Collection Action Mechanism:	The Senior Credit Documentation will contain a customary collateral allocation mechanism substantially consistent with that set forth in the Existing Credit Agreement pursuant to which the Lenders will agree to make assignments and participations among themselves upon bankruptcy or insolvency defaults or acceleration of amounts due under the Senior Credit Facilities, such that the obligations owing under each facility and sub-facility will be held ratably by the Lenders.

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Senior Credit Facilities, or if the Senior Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings under the Senior Credit Facilities (the “Required Lenders”); provided that if any Lender shall be a Defaulting Lender at such time, then the outstanding loans and unfunded commitments under the Senior Credit Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders.

Amendments and Waivers:	Amendments and waivers of the provisions of the Senior Credit Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment and (iv) reductions in the voting percentages, and (b) the consent of all Lenders will be required with respect to releases of all or substantially all of the value of the Collateral or Guarantees (other than in connection with transactions permitted pursuant to the Senior Credit Documentation).

Annex A – Bank Term Sheet

Notwithstanding the foregoing, any amendments to or waivers of the Financial Covenants (or to any defined terms solely to the extent used in calculating the Financial Covenants) shall require the consent of lenders holding a majority in interest of the commitments under the Revolving Credit Facility and the outstanding Term Loan A Facility, taken as a single class.

Indemnification:	The Credit Parties will indemnify the Lead Arrangers, the Administrative Agent, each of the Lenders (including the Swingline Lender, each Issuing Bank, each Multicurrency Swingline Lender and each Multicurrency Issuing Bank) and their respective affiliates, partners, directors, officers, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that such indemnity will not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee. This indemnification shall survive and continue for the benefit of all such persons or entities.

Expenses:	The Credit Parties will reimburse the Lead Arrangers and the Administrative Agent (and all Lenders (including the Swingline Lender, each Issuing Bank, each Multicurrency Swingline Lender and each Multicurrency Issuing Bank) in the case of enforcement costs and documentary taxes) for all reasonable out-of-pocket costs and expenses in connection with the syndication, negotiation, execution, delivery and administration of the Senior Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, reasonable fees and expenses of counsel thereto).

EU Bail-In Provisions:	The Senior Credit Documentation shall contain customary provisions relating to “bail-in” legislation with respect to European Economic Area member states and implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

Governing Law and Forum:	New York.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Senior Credit Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Lead Arrangers and the Administrative Agent:	Cravath, Swaine & Moore LLP.

Annex A – Bank Term Sheet

SCHEDULE I TO ANNEX A

INTEREST AND FEES ON

SENIOR CREDIT FACILITIES

Interest:	At the Borrower’s option, loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below:

A.	Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as defined below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one-month Interest Period (as defined below) plus the difference between the Interest Margin for LIBOR Rate Loans and the Interest Margin for Base Rate Loans. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

Base Rate Loans will be made on same business day’s notice and will be in minimum amounts to be agreed upon.

B.	LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one (including a daily reset option, the LIBOR Market Index Rate), two, three or six months (or 12 months if agreed to by all relevant Lenders), as selected by the Borrower, and will be at an annual rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars administered by ICE Benchmark Administration Limited (or any applicable successor quoting service) (“LIBOR”) plus the applicable Interest Margin (as described below); provided that in no event will LIBOR be less than 0.00%.

LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate and in the case of loans bearing interest at the LIBOR Market Index Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be

Schedule I to Annex A – Interest and Fees

1

calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any). Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

LIBOR Rate Loans will be made on three business days’ prior notice (or four business days’ prior notice for multicurrency borrowings) and, in each case, will be in minimum amounts to be agreed upon.

Swingline Loans will bear interest at the Base Rate plus the applicable Interest Margin.

The interest rate applicable to multicurrency loans (including multicurrency Swingline Loans) will be determined based on benchmark rates to be agreed (it being understood that the EURIBOR benchmark, including a daily reset option for one-month EURIBOR, will be offered to the Foreign Borrowers if available) plus the applicable Interest Margins; provided that in no event will EURIBOR be less than 0.00%.

The Senior Credit Documentation will include customary language to address the replacement of LIBOR as a reference rate in the event that the administrator of the LIBOR screen rate or any governmental authority having jurisdiction over the Administrative Agent determines that LIBOR shall no longer be used for determining interest rates for loans.

Default Interest:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Senior Credit Facilities shall bear interest at a rate per annum of 2.00% in excess of (x) in the case of any loan, the rate then applicable to such loan (including the applicable Interest Margin), (y) in the case of letter of credit fees, the Interest Margin applicable to such letter of credit, or (z) in the case of other fees and any other obligations, the Interest Margin applicable to Base Rate Loans, and shall be payable on demand of the Administrative Agent.

Interest Margins:	The applicable interest margins (the “Interest Margins”) will be:

(a)	in the case of the Term Loan B Facility, 2.75% for LIBOR Rate Loans and 1.75% for Base Rate Loans; and

(b)

in the case of the Term Loan A Facility and the Revolving Credit Facility, the Interest Margins will initially be based on Tier V of the Pricing Grid set forth below; provided that after the date on which the Borrower shall have initially delivered quarterly financial statements and a compliance certificate for

Schedule I to Annex A – Interest and Fees

2

the first full fiscal quarter ending after the Acquisition Closing Date, the Interest Margin with respect to the Term Loan A Facility and the Revolving Credit Facility will be determined in accordance with the Pricing Grid set forth below.

Commitment Fee:	A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility. Swingline Loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility. A Lender that is, and for so long as it is, a Defaulting Lender shall not be entitled to receive a Commitment Fee in respect of its commitment under the Revolving Credit Facility, and the amount of such Defaulting Lender’s commitment under the Revolving Credit Facility will be deducted from the aggregate commitments under the Revolving Credit Facility for purposes of calculating the Commitment Fee payable at any time by the Borrower. Such Commitment Fee will initially be based on Tier V of the Pricing Grid set forth below per annum; provided that, after the date on which the Borrower shall have initially delivered quarterly financial statements and a compliance certificate for the first full fiscal quarter ending after the Acquisition Closing Date, the Commitment Fee will be determined in accordance with the applicable Pricing Grid set forth below. All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolving Credit Facility and will accrue from the Acquisition Closing Date.

Letter of Credit Fees:	The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding letters of credit. The Borrower will pay to the Administrative Agent, for the account of the applicable Issuing Bank or the applicable Multicurrency Issuing Bank, as applicable, letter of credit issuing fees as agreed to by the Borrower and the applicable Issuing Bank or the applicable Multicurrency Issuing Bank.

Other Fees:	The Lead Arrangers, ING Bank B.V., Dublin Branch, BNP Paribas, Bank of the West, U.S. Bank National Association and the Administrative Agent will receive such other fees as will have been agreed in the Fee Letters.

Schedule I to Annex A – Interest and Fees

3

Pricing Grid:	The applicable Interest Margins and the Commitment Fee with respect to the Revolving Credit Facility and the Term Loan A Facility shall be based on the Total Leverage Ratio (to be defined in a manner substantially consistent with the Existing Credit Agreement) pursuant to the following grid:

Level	Total Leverage Ratio	Interest Margin for LIBOR Rate Loans	Interest Margin for Base Rate Loans	Commitment Fee
I	Less than 1.00 to 1.00	1.00%	0.00%	0.175%
II	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	1.25%	0.25%	0.20%
III	Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	1.50%	0.50%	0.25%
IV	Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	1.75%	0.75%	0.25%
V	Greater than or equal to 3.50 to 1.00 but less than 4.25 to 1.00	2.00%	1.00%	0.30%
VI	Greater than or equal to 4.25 to 1.00	2.25%	1.25%	0.35%

Schedule I to Annex A – Interest and Fees

4

SCHEDULE II TO ANNEX A

FOREIGN BORROWERS

Itron Metering Solutions Luxembourg SARL, a Luxembourg limited liability company

Itron Luxembourg SARL, a Luxembourg limited liability company

Each other subsidiary of the Borrower that is not a foreign borrower under the Existing Credit Agreement, subject to confirmation that no adverse tax or registration requirements will result therefrom.

Schedule II to Annex A – Foreign Borrowers

1

ANNEX B

$350.0 MILLION

SENIOR UNSECURED BRIDGE FACILITY

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached or, as applicable, Annex A to the Commitment Letter.

Borrower:	The Borrower under the Senior Credit Facilities.

Joint Lead Arrangers and Joint Bookrunners:	Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A. will act as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”).

Lenders:	WF Investment Holdings, LLC (or one or more of its affiliates), JPMorgan Chase Bank, N.A., ING Bank N.V., Dublin Branch, BNP Paribas, U.S. Bank National Association and a syndicate of financial institutions and other entities (each a “Bridge Lender” and, collectively, the “Bridge Lenders”).

Administrative Agent:	WF Investment Holdings, LLC (in such capacity, the “Administrative Agent”).

Syndication Agent:	JPMorgan Chase Bank, N.A.

Co-Documentation Agents:	ING Bank N.V., Dublin Branch, BNP Paribas and US Bank National Association will act as co-documentation agents.

Bridge Loans:	Unsecured senior credit facility (the “Bridge Facility”) consisting of bridge loans (the “Bridge Loans”) in an aggregate principal amount of up to $350.0 million, minus the aggregate principal amount of unsecured senior notes (the “Notes”) issued on or prior to the Acquisition Closing Date, if any.

Use of Proceeds:	The proceeds of the Bridge Loans will be used, together with the proceeds of the Senior Credit Facilities, the Notes issued on or prior to the Acquisition Closing Date and up to $50.0 million (or such other amount as set forth in the Bank Term Sheet) of loans under the Revolving Credit Facility, to finance (a) the consummation of the Acquisition and (b) the payment of fees and expenses incurred in connection with the Transactions.

Availability:	The Bridge Facility will be available only in a single draw of the full amount of the Bridge Facility on the Acquisition Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Annex B – Bridge Facility Term Sheet

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Documentation:	The documentation for the Bridge Loans will include, among other items, a bridge loan agreement, guarantees and other appropriate documents, including an exhibit with the form of the indenture in connection with the issuance of any Exchange Notes as contemplated below (collectively, the “Bridge Loan Documentation”), all on terms consistent with this Bridge Term Sheet. The Bridge Loan Documentation will contain such other terms as are usual and customary for bridge loan agreements for comparably rated companies in a similar industry, consistent with the operational requirements of the Borrower and its subsidiaries in light of their size, cash flow, industry business, business practices and operations and with such modifications to reflect the Transactions and market conditions as of the Acquisition Closing Date. The Bridge Loan Documentation will contain customary high yield covenants, events of default and financial definitions, with basket sizes, exceptions and other modifications as shall be determined by the Lead Arrangers in light of prevailing market conditions on the Acquisition Closing Date; provided that prior to the Initial Maturity Date, the indebtedness, lien and restricted payments covenants may be more restrictive than those contained in the Senior Credit Facilities, otherwise customary for high yield debt securities or those applicable to the Extended Term Loans (as defined below) and the Exchange Notes (as defined below). To the extent applicable, and consistent with the above, the Bridge Loan Documentation will be consistent with the Senior Credit Documentation. The provisions of this paragraph are referred to as the “Bridge Documentation Principles.”

Ranking:	The Bridge Loans and the Guarantees thereof will be unsecured senior debt of the Borrower and the Guarantors (as defined below), pari passu with all other unsecured senior debt of the Borrower and the Guarantors.

Guarantors:	Same guarantors as the guarantors for the Senior Credit Facilities (each a “Guarantor”; and its guarantee is referred to herein as a “Guarantee”). The Borrower and the Guarantors are herein referred to collectively as the “Credit Parties” and each a “Credit Party.”

Security:	None.

Interest:	Interest rates and fees in connection with the Bridge Loans and the Exchange Notes will be as specified in the Fee Letters and on Schedule I attached hereto.

Maturity/Exchange:

The Bridge Loans will mature on the date (the “Initial Maturity Date”) that is twelve months after the Acquisition Closing Date. If any Bridge Loan has not been repaid in full on or prior to the Initial Maturity Date, subject to payment of the Bridge Rollover Fee (as defined in the Fee Letters) and unless (i) the Borrower or any of its subsidiaries is subject to a bankruptcy or other insolvency proceeding or (ii) there exists a default in the payment when due at final maturity of any indebtedness (of an amount consistent with the terms of the Senior Credit Documentation) of the Borrower or any of its subsidiaries, or the maturity of such indebtedness shall have been accelerated, the Bridge Loans will automatically be converted into term loans (each, an

Annex B – Bridge Facility Term Sheet

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“Extended Term Loan”) due on the date that is eight years after the Acquisition Closing Date. The Extended Term Loans will be governed by the provisions of the Bridge Loan Documentation and will have the same terms as the Bridge Loans except as expressly set forth on Schedule II hereto.

Lenders under the Extended Term Loans will have the option at any time or from time to time to receive exchange notes under an indenture that complies with the Trust Indenture Act of 1939 (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth on Schedule III hereto; provided that the Borrower may defer the issuance of Exchange Notes until such time as the Borrower has received requests to issue an aggregate principal amount of Exchange Notes equal to at least $50.0 million.

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest with:

(a)	100% of the net cash proceeds from the issuance of the Notes, any Permanent Financing and/or any other indebtedness (other than the Senior Credit Facilities) by the Borrower or any of its subsidiaries, subject to baskets and other exceptions to be mutually agreed upon in accordance with the Bridge Documentation Principles;

(b)	100% of the net cash proceeds from any issuance of equity securities of, or from any capital contribution to the Borrower or any of its subsidiaries, subject to exceptions to be mutually agreed upon in accordance with the Bridge Documentation Principles; and

(c)	100% of the net cash proceeds of all non-ordinary course asset sales, insurance proceeds and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries in excess of amounts required to be paid to the Lenders under the Senior Credit Facilities, subject to exceptions to be mutually agreed upon in accordance with the Bridge Documentation Principles.

Each such prepayment will be made together with accrued interest to the date of prepayment, but without premium or penalty (except breakage costs related to prepayments not made on the last day of the relevant interest period).

Notwithstanding anything herein to the contrary, the net cash proceeds of the issuance or incurrence of debt by the Borrower shall be applied to prepay the Bridge Facility prior to any prepayment under the Senior Credit Facilities.

Annex B – Bridge Facility Term Sheet

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In the event any Bridge Lender or affiliate of a Bridge Lender purchases Securities (as defined in the Fee Letters) from the Borrower pursuant to the securities demand provisions in the Fee Letters, the net cash proceeds received by the Borrower in respect of such Securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Bridge Loans of such Bridge Lender or affiliate rather than pro rata (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of Securities purchased from the Borrower) prior to being applied to prepay the Bridge Loans held by other Bridge Lenders.

Change of Control:	Upon any change of control (to be defined in the Bridge Loan Documentation in accordance with the Bridge Documentation Principles), the Borrower will be required to prepay the entire principal amount of the Bridge Loans (plus any accrued and unpaid interest) at par. Prior to making any such payment, the Borrower will, within 30 days of the change of control, repay all obligations under the Senior Credit Facilities or obtain any required consent of the lenders under the Senior Credit Facilities to make such prepayment of the Bridge Loans.

Voluntary Prepayment:	Subject to the provisions of the Senior Credit Facilities, the Bridge Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Bridge Loans prepaid, plus all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment.

Conditions Precedent to Funding:	The funding of the Bridge Loans will be subject to satisfaction of the conditions precedent set forth in the Conditions Annex.

Representations and Warranties:	The Bridge Loan Documentation will contain usual and customary representations and warranties for facilities of this type and substantially similar to the representations and warranties contained in the Senior Credit Documentation, with such changes as are reasonably appropriate in connection with the Bridge Facility, subject to the Bridge Documentation Principles and the Limited Conditionality Provision.

Covenants:	The Bridge Loan Documentation will contain affirmative covenants comparable to those contained in the Senior Credit Documentation (and also including a covenant to comply with the securities demand provisions in the Fee Letters, a customary offering cooperation covenant, and a covenant to use all commercially reasonable efforts to refinance the Bridge Loans as soon as practicable) and negative covenants customary for high yield debt securities, subject to the Bridge Documentation Principles; provided that prior to the Initial Maturity Date, the indebtedness, lien and restricted payments covenants may be more restrictive than those contained in the Senior Credit Facilities, otherwise customary for high yield debt securities or those applicable to the Extended Term Loans and the Exchange Notes.

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Events of Default:	Prior to the Initial Maturity Date, the Bridge Loan Documentation will contain such events of default (and, as appropriate, grace periods and threshold amounts) as are usual and customary for high yield debt securities, subject to the Bridge Documentation Principles (and no more restrictive than those set forth in the Senior Credit Documentation), including without limitation an event of default for failure to pay fees specified in the Fee Letters.

Defaulting Lender Provisions,

Yield Protection and Increased Costs:	Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Assignments and Participations:	Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld) and compliance with applicable securities laws, the Bridge Lenders will have the right to assign Bridge Loans (other than to any natural person); provided, however, that prior to the Initial Maturity Date and so long as no Demand Failure Event (as defined in the Fee Letters), payment or bankruptcy default or event of default is continuing, the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Bridge Lenders would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans. The Borrower shall be deemed to have consented to an assignment request if the Borrower has not objected thereto within ten business days after written notice thereof.

The Bridge Lenders will have the right to participate their Bridge Loans (other than to any natural person) without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Bridge Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Required Lenders:	On any date of determination, those Bridge Lenders who collectively hold more than 50% of the aggregate outstanding Bridge Loans (the “Required Lenders”).

Amendments and Waivers:

Amendments and waivers of the provisions of the Bridge Loan Documentation will require the approval of the Required Lenders, except that (a) the consent of all Bridge Lenders directly adversely affected thereby will be required with respect to: (i) reductions of principal, interest, fees or other amounts, (ii) except as provided under “Maturity/Exchange” above, extensions of scheduled maturities or times for payment (other than for purposes of administrative convenience), (iii) increases in the amount of any Bridge Lender’s commitment, (iv) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment to the rate of such exchange, (v) changes in call dates or call prices (other than notice provisions) and (vi) changes in pro rata sharing provisions, (b) the consent of 100% of the Bridge Lenders will be required with respect to customary matters,

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including (i) releases of all or substantially all of the value of the Guarantees (other than in connection with transactions permitted pursuant to the Bridge Loan Documentation) and (ii) modifications in the voting percentages, and (c) the consent of the Administrative Agent will be required to amend, modify or otherwise affect its rights and duties.

Indemnification:	The Credit Parties will indemnify the Lead Arrangers, the Administrative Agent, each of the Bridge Lenders and their respective affiliates, partners, directors, officers, employees, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds; provided that such indemnity will not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee. This indemnification shall survive and continue for the benefit of all such persons or entities.

Expenses:	The Credit Parties will reimburse the Lead Arrangers and the Administrative Agent (and all Bridge Lenders in the case of enforcement costs and documentary taxes) for all reasonable out-of-pocket expenses costs and expenses in connection with the syndication, negotiation, execution, delivery and administration of the Bridge Loan Documentation and any amendment or waiver with respect thereto (including, without limitation, reasonable fees and expenses of counsel thereto).

EU Bail-In Provisions:	The Bridge Loan Documentation shall contain customary provisions relating to “bail-in” legislation with respect to European Economic Area member states and implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

Governing Law and Forum:	The Bridge Loan Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the Bridge Loan Documentation.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Bridge Loan Documentation waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Lead Arrangers and the Administrative Agent:	Cravath, Swaine & Moore LLP.

Annex B – Bridge Facility Term Sheet

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SCHEDULE I TO ANNEX B

INTEREST RATES ON THE BRIDGE LOANS

Interest Rate:	The Bridge Loans will bear interest for the first three month period commencing on the Acquisition Closing Date and, subject to the first sentence of the following paragraph, for each three month period thereafter, at a variable rate per annum (the “Applicable Interest Rate”) equal to the three-month LIBOR Rate plus 5.00%; provided, that (a) if the Acquisition Closing Date has not occurred within 119 days of the Original Signing Date, the Applicable Interest Rate will increase by 0.50%, (b) if the Acquisition Closing Date has not occurred within 180 days of the Original Signing Date, the Applicable Interest Rate will further increase by 0.25% and (c) if the Acquisition Closing Date has not occurred within 270 days of the Original Signing Date, the Applicable Interest Rate will further increase by 0.25%; provided, further, that if, at any time, the Borrower fails to obtain or maintain a corporate/corporate family rating (i) from S&P of BB- or better with a stable or better outlook, the Applicable Interest Rate will further increase by 0.25% and (ii) from Moody’s of Ba3 or better with a stable or better outlook, the Applicable Interest Rate will further increase by 0.25%. For the avoidance of doubt, (A) in the event that the events described in clauses (i) and (ii) of the second proviso in the immediately preceding sentence both occur, the Applicable Interest Rate shall increase by 0.50% and (B) the increases set forth in the second proviso are in addition to the increases to the Applicable Interest Rate set forth in the first proviso.

In addition to the foregoing, the Applicable Interest Rate will increase by an additional 0.50% following each three-month period after the Acquisition Closing Date. Notwithstanding the foregoing, the interest rate on the Bridge Loans will not at any time prior to the Initial Maturity Date exceed the Total Cap (as defined in the Arranger Fee Letter).

Interest will be payable quarterly in arrears and on the Initial Maturity Date and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Upon the occurrence of a Demand Failure Event (as defined in the Arranger Fee Letter), all outstanding Bridge Loans will accrue interest at the Total Cap.

The “LIBOR Rate” will be defined and calculated as specified in the Term Loan Documentation; provided that at no time will the LIBOR Rate be deemed to be less than 1.00% per annum.

The Bridge Loan Documentation will include customary language to address the replacement of LIBOR as a reference rate in the event that the administrator of the LIBOR screen rate or any governmental authority having jurisdiction over the Administrative Agent determines that LIBOR shall no longer be used for determining interest rates for loans.

Schedule I to Annex B – Interest Rates

1

Default Rate:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Credit Party or (b) at the election of the Required Lenders, upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Bridge Facility will bear interest at a rate per annum of 2.00% in excess of the rate then applicable to the Bridge Loans, payable on demand of the Administrative Agent. Such Default Rate may be in excess of any cap or limitation on yield or interest rate set forth in this Commitment Letter or in the Fee Letters.

Schedule I to Annex B – Interest Rates

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SCHEDULE II TO ANNEX B

EXTENDED TERM LOANS

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the Bridge Facility to which this Schedule II is attached.

Borrower:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Ranking:	Same as the Bridge Loans.

Maturity:	Eight years from the Acquisition Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at the Total Cap.

Default Rate:	The Extended Term Loans will bear default interest at a rate per annum of 2.00% in excess of the rate otherwise applicable thereto, which may be in excess of the Total Cap.

Mandatory Prepayment:	Same as the mandatory prepayments for the Bridge Loans.

Voluntary Prepayment:	Until the date that is three years after the Acquisition Closing Date (the “Non-Call Date”), the Extended Term Loans may not be prepaid. From and after the Non-Call Date, the Extended Term Loans may be prepaid at any time, in whole or in part, at the option of the Borrower, upon notice and in a minimum principal amount and in multiples to be agreed upon, at 100% of the principal amount of the Extended Term Loans prepaid, plus all accrued and unpaid interest and fees (including any breakage costs) to the date of the repayment, plus a premium of 75% of the Total Cap in the first year following the Non-Call Date and declining ratably on an annual basis to zero in the final year.

Change of Control:	Substantially similar to the Bridge Loans, plus a prepayment fee equal to 1.00% of the entire principal amount of the Extended Term Loans outstanding at such time.

Covenants, Events of Default and Offers to Repurchase:	The covenants, events of default and offers to repurchase (other than with respect to a change of control as described above) that would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions applicable to the Bridge Loans.

Governing Law and Forum:	Substantially similar to the Bridge Loans.

Schedule II to Annex B – Extended Term Loans

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SCHEDULE III TO ANNEX B

EXCHANGE NOTES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used herein without definition will have the meanings given to them in the Summary of Proposed Terms and Conditions for the Bridge Facility to which this Schedule III is attached.

Issuer:	The Borrower.

Guarantors:	Same as the Guarantors of the Bridge Loans.

Security:	None.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans at the option of the Bridge Lenders. The principal amount of the Exchange Notes will equal 100% of the aggregate principal amount of the outstanding Extended Term Loans for which they are exchanged and will have the same ranking as the Extended Term Loans for which they are exchanged.

Ranking:	Same as the Bridge Loans.

Maturity:	Eight years from the Acquisition Closing Date.

Interest Rate:	The Exchange Notes will bear interest at the Total Cap.

Default Rate:	The Exchange Notes will bear default interest at a rate per annum of 2.00% in excess of the rate otherwise applicable thereto, which may be in excess of the Total Cap.

Mandatory Redemption:	No mandatory redemption provisions other than 101% change of control put and customary asset sale offer to redeem provisions.

Optional Redemption:	Non-callable until the date that is three years after the Acquisition Closing Date and thereafter callable at par plus a premium of 75% of the Total Cap in the first year and declining ratably on an annual basis to zero in the final year.

Right to Resell Notes:	Any Bridge Lender (and any subsequent holder) will have the absolute and unconditional right to resell the Exchange Notes to one or more third parties, whether by assignment or participation and subject to compliance with applicable securities laws.

Representations and

Warranties; Covenants;

Events of Default:	Substantially similar to those for the Bridge Loans.

Schedule III to Annex B – Exchange Notes

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Governing Law and Forum:	Substantially similar to the Bridge Loans.

Miscellaneous:	Customary provisions regarding consent to jurisdiction, waiver of jury trial and punitive and consequential damages service of process, yield protection, tax gross-ups and other miscellaneous matters.

Counsel to the Lead Arrangers:	Cravath, Swaine & Moore LLP.

Schedule III to Annex B – Exchange Notes

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ANNEX C

$1,102.5 MILLION SENIOR SECURED CREDIT FACILITIES

$350.0 MILLION SENIOR UNSECURED BRIDGE FACILITY

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached, Annex A to the Commitment Letter or Annex B to the Commitment Letter.

The making of the initial extensions of credit under the Facilities are subject solely to satisfaction of the following conditions precedent:

1. The negotiation, execution and delivery of Senior Credit Documentation and Bridge Loan Documentation (collectively, the “Financing Documentation”), which shall be consistent, in each case, with the Commitment Documents and shall be otherwise reasonably satisfactory to the Commitment Parties and the Borrower (provided such terms do not include any additional conditions precedent to the initial funding under the Facilities).

2. The Administrative Agent and the Lead Arrangers shall have received customary legal opinions (which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders), evidence of authorization, organizational documents, customary insurance certificates, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and officer’s certificates.

3. To the extent required by the Financing Documentation and subject to the Limited Conditionality Provision, on the Acquisition Closing Date, the Lead Arrangers shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to the exceptions set forth in the Financing Documentation) lien and security interest in the Collateral and has received customary insurance certificates with respect thereto.

4. Since the Company Balance Sheet Date (as defined in the Acquisition Agreement), there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement).

5. The Agreement and Plan of Merger, including the disclosure schedules and all exhibits and annexes and other attachments thereto (the “Acquisition Agreement”), and all related documents and the terms thereof are reasonably satisfactory to the Lead Arrangers (it being acknowledged that the copy of the Acquisition Agreement delivered to counsel to the Lead Arrangers on September 17, 2017, at 5:42 p.m. New York time has been reviewed and is satisfactory to the Lead Arrangers). The Acquisition and the other Transactions shall be consummated substantially concurrently with the funding of the Term Loan B Facility and the issuance of the Notes and/or funding under the Bridge Facility in accordance with applicable law and the Acquisition Agreement without giving effect to any waiver, modification or consent thereunder that is materially adverse to the interests of the Lenders in their capacities as such unless approved by the Lead Arrangers, it being understood that, without limitation, any change in the amount or form of the purchase price, the third party beneficiary rights applicable to the Lead Arrangers and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders.

Annex C – Conditions Annex

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6. On the funding date of any of the Facilities (each a “Funding Date”), after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries (including, for the avoidance of doubt, the Acquired Company) shall have any outstanding indebtedness or liens (other than indebtedness and liens permitted under the Financing Documentation).

7. The Lead Arrangers shall have received:

(a) with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the applicable Funding Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the applicable Funding Date;

(b) with respect to the Acquired Company and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the applicable Funding Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the applicable Funding Date;

(c) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower for the fiscal year most recently ended for which audited financial statements are provided and for the four-quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days before the applicable Funding Date, prepared after giving pro forma effect to each element of the Transactions (in accordance with Regulation S-X under the Securities Act of 1933, as amended) as if the Transactions had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements); and

(d) a certificate from the chief financial officer of the Borrower (in form and substance as set forth on Annex D) certifying that after giving pro forma effect to each element of the Transactions the Borrower and its subsidiaries (on a consolidated basis) are solvent.

8. The Lead Arrangers shall have received, at least three business days prior to the applicable Funding Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

9. The Lead Arrangers shall have been afforded a period in which to syndicate the Senior Credit Facilities of at least 15 consecutive business days after the receipt of all of the necessary information and certifications in order to complete, and a customary authorization letter with respect to, the final confidential information memorandum or memoranda to be used in connection with the syndication of the Senior Credit Facilities (such information, certifications and authorization letter, collectively, the “CIM Information”); provided that such period shall not include any date from and including November 22, 2017 through and including November 27, 2017, and if such period has not ended on or before December 21, 2017, it shall not commence before January 2, 2018. If the Borrower in good faith reasonably believes that it has delivered the CIM Information, it may deliver to the Lead Arrangers written notice to that effect (stating when it believes it completed any such delivery), in which case the receipt of the CIM Information shall be deemed to have occurred and the 15 consecutive business day period described above shall be deemed to have commenced on the second business day following the date of receipt of such notice, unless the Lead Arrangers in good faith reasonably believes that the

Annex C – Conditions Annex

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Borrower has not completed delivery of the CIM Information and, within two business days after its receipt of such notice from the Borrower, the Lead Arrangers delivers a written notice to the Borrower to that effect (stating with specificity which information is required to complete the delivery of the CIM Information).

10. All fees and expenses due to the Lead Arrangers, the Administrative Agent and the Lenders required to be paid on the applicable Funding Date (including the fees and expenses of counsel for the Lead Arrangers and the Administrative Agent) will have been paid.

11. With respect to the Bridge Facility, (i) one or more investment banks satisfactory to the Lead Arrangers (collectively, the “Investment Banks”) shall have been engaged to publicly sell or privately place the Notes and the Investment Banks and the Lead Arrangers shall have received, not later than 15 business days prior to the Acquisition Closing Date (provided that such period shall not include any date from and including November 22, 2017 through and including November 27, 2017, and if such period has not ended on or before December 21, 2017, it shall not commence before January 2, 2018), a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary high-yield road show relating to the issuance of the Notes, which contains all audited and unaudited historical and pro forma financial statements and other data to be included therein (including other financial data of the type and form customarily included in offering memoranda, and all other data that the Securities and Exchange Commission would require in a registered offering of such Notes or would be necessary for the Investment Banks to receive customary “comfort” (including “negative assurance” comfort) from independent accountants and customary legal opinions in connection with the offering of the Notes and (ii) the Investment Banks shall have been afforded a period of at least 15 consecutive business days (provided that such period shall not include any date from and including November 22, 2017 through and including November 27, 2017, and if such period has not ended on or before December 21, 2017, it shall not commence before January 2, 2018) following receipt of an Offering Document, including the information described in clause (i) above, to seek to place the Notes with qualified purchasers thereof. The comfort letters to be provided by the independent accountants of the Borrower and the Acquired Company shall be in usual and customary form (including satisfying the requirements of SAS 72), and the auditors shall be prepared to deliver such letters at the pricing date, and shall cover both the financial statements of the Borrower and the Acquired Company as well as financial data derived from the books and records of the Borrower and the Acquired Company included in such Offering Document. During such 15 business day period, the senior management of the Borrower and the Acquired Company shall have participated and assisted in at least one customary “roadshow” and in investor calls and meetings at times and locations as reasonably determined by the Investment Banks. The independent accountants of the Borrower and the Acquired Company shall also have (i) consented to the inclusion of the audited financial statements of the Borrower and the Acquired Company in the Offering Document and (ii) cooperated in preparing the Offering Document, including participating in standard due diligence in connection therewith as well as cooperate in preparing the pro forma financials for the Acquisition.

12. The Specified Acquisition Agreement Representations and the Specified Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

Annex C – Conditions Annex

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ANNEX D

[FORM OF] SOLVENCY CERTIFICATE

                , 2017

I, the undersigned, the chief financial officer of ITRON, INC., a Washington corporation (the “Company”), DO HEREBY CERTIFY on behalf of the Company that:

1. This solvency certificate (this “Certificate”) is furnished pursuant to Section [•] of Amendment No. [•] dated as of [•], 2017 (the “Amendment”; capitalized terms used in this Certificate but not otherwise defined herein shall have the meanings set forth in the Amendment or the Credit Agreement, as applicable), among the Company, the Foreign Borrowers, the lenders party thereto and Wells Fargo Bank, National Association, as the administrative agent for the lenders (the “Administrative Agent”), amending that certain Amended and Restated Credit Agreement dated as of June 23, 2015 (as amended on June 13, 2016 and as further amended or otherwise modified prior to the date hereof, the “Credit Agreement”), among the Company, the Foreign Borrowers, the Guarantors, the lenders, issuing banks and swingline lenders from time to time party thereto and the Administrative Agent.

2. As of the date hereof after giving effect to the consummation of the Transactions (including the Acquisition) and immediately following the making of each Loan made on the Acquisition Closing Date, and after giving effect to the application of the proceeds of each such Loan on the Acquisition Closing Date, (a) the fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) the Company and its subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Acquisition Closing Date; and (e) the Company and its subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

3. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Amendment, the Credit Agreement and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [•] of the Amendment and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate.

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Annex D – [Form of] Solvency Certificate

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IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

ITRON, INC.

By:
Name:
Title: Chief Financial Officer

Annex D – [Form of] Solvency Certificate

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